Exhibit 5.1

[Letterhead of BP]

February 11, 2019

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England

BP Capital America Markets America Inc.,

501 Westlake Boulevard,

Houston, Texas 77079

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $1,000,000,000 in aggregate principal amount of 3.410% Guaranteed Notes due 2026 and $1,000,000,000 in aggregate principal amount of 4.234% Guaranteed Notes due 2028 (collectively, the “Securities”) of BP Capital Markets America Inc., a Delaware corporation (“BP Capital America”), and the related guarantees (the “Guarantees”) of the Securities by BP p.l.c., an English company (“BP”), pursuant to a Registration Statement on Form F-3 (the “Registration Statement”), as Associate General Counsel—Global Corporate and Alternative Energy of BP, I have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

1. BP is a public limited company duly incorporated and is a validly existing company under the laws of England and Wales;

2. the Indenture, dated as of June 4, 2003, among BP Capital America, BP and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as Trustee (the “Trustee”) (the “Base Indenture”), as supplemented by a Second Supplemental Indenture, dated as of November 6, 2018 (the “Second Supplemental Indenture”) and a Fourth Supplemental Indenture, dated as of February 11, 2019 (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), relating to the Securities has been duly authorised, executed and delivered by BP; and

3. when (a) the Securities and the Guarantees have been duly executed and, in the case of the Securities, authenticated in accordance with the Indenture relating thereto, and (b) the Securities and the Guarantees have been issued and sold as contemplated in the Registration Statement, the Guarantees will constitute valid and legally binding obligations of BP, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of England in force on this date and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the state of New York and the state of Delaware upon the opinion dated the date hereof of Sullivan & Cromwell LLP, United States counsel to BP, which opinion is being delivered to you by such counsel.

I consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees on Form 6-K and to the references to me under the caption “Validity of Securities” in the Prospectus as supplemented by the Prospectus Supplement dated the date hereof. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Riona Commins

Riona Commins

[Signature Page to the AGC Exhibit 5 Opinion]